Exhibit 99.1

[THE HAIN CELESTIAL GROUP, INC. LOGO OMITTED]

Ira Lamel/Mary Anthes
The Hain Celestial Group, Inc.
631-730-2200

HAIN CELESTIAL REPORTS FIRST QUARTER FISCAL YEAR 2012 RESULTS

NET SALES INCREASED 13%
DILUTED EPS INCREASED 24%

OPERATING FREE CASH FLOW IMPROVED BY $35.3 MILLION
OVER PRIOR YEAR QUARTER

Melville, NY, November 1, 2011—The Hain Celestial Group, Inc. (NASDAQ:  HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today reported its results for the first quarter ended September 30, 2011.

Performance Highlights

▪	Net sales up 13.3% over the comparable period in fiscal year 2011
▪	GAAP net income up 28.5%; adjusted net income up 19.9%
▪	GAAP operating income increased 23.3%, up 63 basis points; adjusted operating income increased 20.7%, up 52 basis points
▪	Diluted GAAP EPS of $0.26; diluted adjusted EPS of $0.29
▪	Operating free cash flow improved by $35.3 million in the three months, reaching $82.5 million for the 12 months ended September 30, 2011

“We have seen a strong start to our fiscal year as we continue to experience favorable growth trends across our branded portfolio, despite the challenging economy,” said Irwin D. Simon, Founder, President and Chief Executive Officer of Hain Celestial.  “Consumption trends improved year-over-year driven by consumers seeking out our natural and organic products.  The strength of our existing portfolio coupled with our very exciting recent acquisitions of Daniels Group in the United Kingdom and the Europe’s Best® brand in Canada give us a solid international platform for growth.  With our leading brands in on-trend categories, our product innovation capabilities and the depth of our management team and existing infrastructure, we believe our global operations will achieve our growth and profitability expectations.  With our newly established international scale, we look for increased growth and profit contributions outside the United States alongside our achievements in the United States,” concluded Irwin Simon.

Net sales in the first quarter of fiscal year 2012 increased 13.3% to $292.4 million as compared to net sales of $258.0 million in the first quarter of fiscal year 2011. The Company’s growth was driven by increased consumption in core categories, strong contributions from its Earth’s Best®, MaraNatha®, Spectrum®, The Greek Gods®, Sensible Portions®, Linda McCartney® and personal care brands, and expanded distribution principally in the grocery and mass channels.

The Company earned $11.7 million in net income as compared to $9.1 million in the first quarter of the prior year and reported earnings per diluted share of $0.26 as compared to $0.21 in the first quarter of the prior year.  Adjusted earnings per diluted share were $0.29 on adjusted net income of $13.0 million in the fiscal 2012 first quarter as compared to $0.25 per share on adjusted net income of $10.8 million in the prior year first quarter.  Adjusted net income and earnings per diluted share improved 19.9% and 16.0%, respectively, over the prior year first quarter.  Adjusted net income for these periods excludes only acquisition related items.

Gross profit in the first quarter improved 13 basis points to 27.3% of net sales, as compared to the prior year first quarter of 27.2%, on the strength of a favorable mix of product sales worldwide and productivity savings, which helped offset input cost inflation of approximately 4.5% over the prior year first quarter.  In the first quarter, selling, general and administrative expenses improved by 55 basis points to 18.9% of net sales when compared to the prior year first quarter of 19.4%.  Operating margin was 7.8% of net sales, an improvement of 63 basis points on a GAAP basis and 52 basis points on an adjusted basis, as compared to the prior year first quarter.

Fiscal Year 2012 Company Estimates

The Company reconfirmed its annual guidance for fiscal year 2012, which it raised on October 25, 2011 in connection with its recent acquisitions of Daniels Group and the Europe’s Best® brand:

▪	Total net sales of $1.455 billion to $1.480 billion
▪	Earnings of $1.63 to $1.73 per diluted share

Guidance is provided on a non-GAAP basis and therefore excludes acquisition and integration expenses that may be incurred, which the Company will identify when it reports its financial results.  Historically, the Company’s sales and earnings have been strongest in its second and third quarters.

Webcast

Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Time today to review its first quarter fiscal year 2012 results.  The conference call will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group, Inc.

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe’s Best®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Linda McCartney®, Daily Bread™, Lima®, Danival®, GG UniqueFiber®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Earth’s Best TenderCare® and Martha Stewart Clean™.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures, which are also referred to as “adjusted.” The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables “Consolidated Statements of Income with Adjustments” for the three months ended September 30, 2011 and 2010. Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read only in connection with the Company’s Consolidated Statements of Income presented in accordance with GAAP.

Operating Free Cash Flow is a non-GAAP financial measure.  The Company defines Operating Free Cash Flow as cash provided from or used in operating activities less capital expenditures. We view operating free cash flow as an important measure because it is one factor in evaluating the amount of cash available for discretionary investments.  For the quarter ended September 30, 2011, cash provided by operating activities was $23.3 million and capital expenditures were $2.5 million for a net total of $20.8 million as compared to the quarter ended September 30, 2010 when cash used by operating activities was $12.0 million and capital expenditures were $2.5 million for a total of usage of $14.5 million, resulting in an improvement of $35.3 million.  For the 12-month period ended September 30, 2011, cash provided by operating activities was $94.0 million and capital expenditures were $11.5 million for a net total of $82.5 million.

Safe Harbor Statement

This press release contains forward-looking statements under Rule 3b-6 of the Securities Exchange Act of 1934, as amended.  Words such as “plan,” “continue,” “expect,” “expected,” “anticipate,” “estimate,” “believe,” “may,” “potential,” “can,” “positioned,” “should,” “future,” “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause the Company’s actual results to differ materially from those described in the forward-looking statements.  These forward-looking statements include the Company’s expectations relating to (i) the Company’s guidance for net sales and earnings per diluted share in fiscal year 2012; (ii) consumer demand for natural and organic products from the Company’s brands; and (iii) the growth and profitability of the Company’s global operations, including international operations.  These risks include but are not limited to the Company’s ability to achieve its guidance for net sales and earnings per diluted share in fiscal year 2012 given the economic environment in the U.S. and other markets that it sells products as well as economic, political and business conditions generally and their effect on the Company’s customers and consumers’ product preferences, and the Company’s business, financial condition and results of operations; the Company’s expectations for its business for fiscal year 2012 and its positioning for the future; changes in estimates or judgments related to the Company’s impairment analysis of goodwill and other intangible assets, as well as with respect to the Company’s valuation allowances of its deferred tax assets; the Company’s ability to implement its business and acquisition strategy, including its strategy for improving results in the United Kingdom and the integration of the Daniels Group acquisition; the ability of the Company’s joint ventures, including Hain Pure Protein Corporation, to successfully implement their business plans; the Company’s ability to realize sustainable growth generally and from investment in core brands, offering new products and its focus on cost containment, productivity, cash flow and margin enhancement in particular; the Company’s ability to effectively integrate its acquisitions; competition; the success and cost of introducing new products as well as the Company’s ability to increase prices on existing products; the availability and retention of key personnel; the Company’s reliance on third party distributors, manufacturers and suppliers; the Company’s ability to maintain existing contracts and secure and integrate new customers; the Company’s ability to respond to changes and trends in customer and consumer demand, preferences and consumption; international sales and operations; changes in fuel and commodity costs; the effects on the Company’s results of operations from adverse impacts of foreign exchange; changes in, or the failure to comply with, government regulations; the availability of natural and organic ingredients; the Company’s reliance on its information technology systems; and other risks detailed from time-to-time in the Company’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2011.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2011	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$29,377	$27,517
Trade receivables, net	150,346	143,348
Inventories	181,512	171,098
Deferred income taxes	13,685	13,993
Other current assets	13,347	15,110
Total current assets	388,267	371,066

Property, plant and equipment, net	107,486	110,423
Goodwill, net	563,210	568,374
Trademarks and other intangible assets, net	217,328	220,429
Investments and joint ventures	49,270	50,557
Other assets	11,948	12,655
Total assets	$1,337,509	$1,333,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$165,818	$167,078
Income taxes payable	8,916	2,974
Current portion of long-term debt	475	633
Total current liabilities	175,209	170,685

Deferred income taxes	52,064	52,915
Other noncurrent liabilities	4,783	13,661
Long-term debt, less current portion	230,512	229,540
Total liabilities	462,568	466,801

Stockholders' equity:
Common stock	452	451
Additional paid-in capital	590,140	582,972
Retained earnings	307,576	295,886
Treasury stock	(20,581)	(19,750)
Accumulated other comprehensive income	(2,646)	7,144
Total stockholders' equity	874,941	866,703

Total liabilities and stockholders' equity	$1,337,509	$1,333,504

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2011	2010
	(Unaudited)

Net sales	$292,359	$257,961
Cost of sales	212,522	187,859
Gross profit	79,837	70,102

Selling, general and administrative expenses	55,231	50,146
Acquisition related expenses including integration and restructuring charges	1,746	1,413

Operating income	22,860	18,543

Interest expense and other expenses, net	3,521	2,457
Income before income taxes and equity in earnings of equity-method investees	19,339	16,086
Income tax provision	7,717	7,164
After-tax (income) loss of equity-method investees	(68)	(173)

Net income	$11,690	$9,095

Basic net income per share	$0.27	$0.21

Diluted net income per share	$0.26	$0.21

Weighted average common shares outstanding:
Basic	43,930	42,823
Diluted	45,356	43,918

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Income With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2011 GAAP	Adjustments	2011 Adjusted	2010 Adjusted
	(Unaudited)
Net sales	$292,359	-	$292,359	$257,961
Cost of Sales	212,522	-	212,522	187,434
Gross profit	79,837	-	79,837	70,527

Selling, general and administrative expenses	55,231	-	55,231	50,146
Acquisition related expenses including integration and restructuring charges	1,746	$(1,746)	-	-

Operating income	22,860	1,746	24,606	20,381

Interest and other expenses, net	3,521	(129)	3,392	2,033
Income before income taxes and equity in earnings of equity-method investees	19,339	1,875	21,214	18,348
Income tax provision	7,717	615	8,332	7,724
After-tax (income) loss of equity-method investees	(68)	-	(68)	(173)
Net income	$11,690	$1,260	$12,950	$10,797

Basic net income per share	$0.27	$0.02	$0.29	$0.25

Diluted net income per share	$0.26	$0.03	$0.29	$0.25

Weighted average common shares outstanding:
Basic	43,930		43,930	42,823
Diluted	45,356		45,356	43,918

	FY 2012		FY 2011
	Impact on Income Before Income Taxes	Impact on Income Tax Provision	Impact on Income Before Income Taxes	Impact on Income Tax Provision
	(Unaudited)

Acquisition related integration costs	-	-	$425	-

Cost of sales	-	-	425	-

Acquisition related expenses	$634	$236	1,212	$411

Contingent consideration expense	900	338	-	-

Severance and other reorganization costs	212	-	201	-

Acquisition related expenses and restructuring charges	1,746	574	1,413	411

Accretion on acquisition related contingent consideration	129	41	424	149

Interest and other expenses, net	129	41	424	149

Total adjustments	$1,875	$615	$2,262	$560